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                                           For more information contact:
                                           Brady: Laurie Bernardy (414) 438-6880
                                           Imtec: Steve Anton (802) 463-9502


BRADY CORPORATION SIGNS DEFINITIVE AGREEMENT TO ACQUIRE IMTEC INC. MILWAUKEE (February 11, 2000) -- Brady Corporation (NYSE:BRC) announced today that it has entered into a definitive merger agreement providing for Brady to acquire Imtec Inc. (NASDAQSC: IMTC), Bellows Falls, VT, a manufacturer of high-performance bar-code labels and labeling systems used in automatic identification applications.

     Under the terms of the merger agreement, which was unanimously approved by Imtec's Board of Directors, IMTC Acquisition Corp., a company formed by Brady Corporation for the purpose of acquiring Imtec, will commence a tender offer to purchase for $12.00 per share in cash all of the outstanding shares of Imtec common stock. The closing market price of Imtec's common stock was $5.50 on December 9, 1999, the last full trading day before Brady Corporation and Imtec jointly issued a press release indicating that they were negotiating a transaction at $12.00 per share. The transaction is valued at approximately $21 million.

     The tender offer, which is expected to commence no later than February 22, 2000, and once commenced shall remain open for 20 business days, unless extended, will be followed by a merger in which those shares of Imtec not tendered will be converted into the right to receive $12.00 per share in cash. The tender offer is conditioned on the tender of a sufficient number of shares to give IMTC Acquisition Corp. ownership of at least 75 percent of the fully diluted outstanding shares of Imtec. The tender offer is not subject to a financing condition as Brady Corporation has sufficient financial resources for the transaction. The tender offer will only be made pursuant to definitive tender offer materials that will be distributed to Imtec's stockholders and filed with the Securities and Exchange Commission.

     "Merging with Brady provides outstanding value for Imtec's stockholders as well as significant capability to strengthen Imtec's worldwide growth and financial performance," said Steve Anton, president and chief executive officer of Imtec. "I am enthusiastic about the potential this combination brings to Imtec's customers and employees."

     Founded in 1982, Imtec designs, manufactures and sells high- performance labels and labeling systems used in electronics and industrial markets primarily in North America. Its products include preprinted labels, printer laminators, printer applicators and labeling supplies. Imtec reported sales of about $14 million and net income of approximately $0.9 million in fiscal 1999. It employs about 95 people throughout the United States.

     "We look forward to having the Imtec team join us as we serve the fast-growing automatic identification and data collection market as well as the high-performance-label segment," said David Schroeder, vice president of Brady's Identification Solutions & Specialty Tapes


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Group.  "By combining the capabilities and products of Imtec with those of Brady, we will be better positioned to help our customers improve productivity and performance using complete identification solutions."

     Brady Corporation is an international manufacturer and marketer of complete identification solutions, with products including labels, software, printing systems, label-application and data-collection systems, signs, safety devices and specialty materials for manufacturing, electrical, electronic, telecommunications and a variety of other markets. Founded in 1914, Brady is headquartered in Milwaukee and employs about 2,800 people in operations in the United States, Europe, Asia/Pacific, Latin America and Canada. Brady's fiscal 1999 sales were approximately $471 million and net income was approximately $40 million.

     More information about the companies is available on the Internet at www.bradycorp.com and www.imtecinc.com.

CERTAIN STATEMENTS MADE IN THIS RELEASE ARE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH STATEMENTS ARE BASED ON CURRENT EXPECTATIONS AND ARE SUBJECT TO A NUMBER OF RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS AND PERFORMANCE TO DIFFER MATERIALLY FROM ANY EXPECTED FUTURE RESULTS OR PERFORMANCE, EXPRESSED OR IMPLIED, BY THE FORWARD-LOOKING STATEMENTS. BRADY CORPORATION ASSUMES NO RESPONSIBILITY TO UPDATE ANY OF THE FORWARD-LOOKING STATEMENTS CONTAINED HEREIN.

THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SHARES OF IMTEC INC. AT THE TIME THE OFFER IS COMMENCED, BRADY CORPORATION WILL FILE A TENDER OFFER STATEMENT WITH THE SECURITIES AND EXCHANGE COMMISSION AND IMTEC INC. WILL FILE A SOLICITATION/RECOMMENDATION STATEMENT WITH RESPECT TO THE OFFER. THE TENDER OFFER STATEMENT (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER. THE OFFER TO PURCHASE, THE RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER DOCUMENTS, AS WELL AS THE SOLICITATION/RECOMMENDATION STATEMENT, WILL BE MADE AVAILABLE TO ALL STOCKHOLDERS OF IMTEC INC., AT NO EXPENSE TO THEM. THE TENDER OFFER STATEMENT (INCLUDING THE OFFER TO PURCHASE, THE RELATED LETTER OF TRANSMITTAL AND ALL OTHER OFFER DOCUMENTS FILED WITH THE COMMISSION) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL ALSO BE AVAILABLE AT NO CHARGE AT THE COMMISSION'S WEB SITE AT WWW.SEC.GOV.


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